AT THE COMPANY

AT FRB|Weber Shandwick

John Wille — Vice President & CFO	Alison Ziegler - General Information
201-337-9000	Vanessa Schwartz - Analyst Information
212-445-8300

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. REPORTS FIRST QUARTER RESULTS

Oakland, N.J. — May 7, 2003 — RUSS BERRIE AND COMPANY, INC. (NYSE: RUS) today reported results for its first quarter ended March 31, 2003.  Consolidated net sales for the first quarter of 2003 increased 12.8% to $87.6 million compared to consolidated net sales of $77.6 million in the first quarter of 2002.  The increase in net sales was attributable to the sales generated by Sassy, Inc., whose results of operations are included since its acquisition on July 26, 2002.  Sales in the Company’s core segment declined 3.1% to $73.1 million in the first quarter compared to $75.5 million in the year ago period.  Net sales in the Company’s core segment would also have been approximately $2.6 million lower in the quarter had first quarter 2002 exchange rates remained in effect.

Consolidated net income for the first quarter of 2003 was $10.0 million, or $0.48 per diluted share, compared to $9.9 million, or $0.49 per diluted share, in the first quarter of 2002.  Net income increased slightly as compared to the first quarter of 2002 principally due to the impact of Sassy and a reduction in the effective tax rate, offset, in part, by increased selling, general and administrative expenses in the Company’s core business segment and lower investment and other income.  Selling, general and administrative expenses as a percentage of net sales remained relatively flat for the first quarter of 2003 at 39.8% as compared to 39.7% in the year ago period.  The gross margin in the first quarter of 2003 was 54.4% compared to 56.6% in the first quarter of 2002 due primarily to the impact of Sassy.  The gross margin percentage in the Company’s core segment improved 1.3% during the first quarter compared to the first quarter of 2002.

Angelica Berrie, Chief Executive Officer, commented, “During the first quarter, our results were not immune to the tough retail environment, fragile economy and weak levels of consumer confidence.  Our July 2002 acquisition of Sassy, Inc. contributed positively to our results and we continue to be pleased with our progress integrating Sassy into the Russ Berrie family.”

Ms. Berrie continued, “Despite the difficult retail environment, we are moving ahead with several initiatives that, over the long term, we expect will better position the Company to serve our customers and also position us to further penetrate major accounts.  We recently introduced a new program to better align the Company’s product line with retailers’ channels of distribution.  We have created a new field sales structure and formed six product categories including baby, décor, gift and holiday.  Through product category management we hope to be able to better align

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our products with how retailers would market them at retail.  While changes are not expected overnight, there is much excitement and support surrounding this effort.”

Ms. Berrie concluded, “While there are many strategic initiatives that we expect to yield positive results over the long term, looking to the balance of 2003 the market environment continues to be challenging.  When we reported our year-end results, we had targeted 2003 top line growth of between 6-9%.  Given the weakness in the first quarter and the continued high level of uncertainty at retail, we are reducing our top and bottom line guidance to reflect growth in the low single digits, with our core business now possibly down for the year.  As we celebrate our Company’s 40th anniversary, we are fortunate to continue to have global brand recognition, a strong debt-free balance sheet, proven sourcing capabilities and a strong network of retail partners and distributors around the globe.”

Russ Berrie and Company, Inc. will hold a conference call on Thursday, May 8, 2003 at 10:00 AM ET to discuss its financial results and continuing business plans.  Interested parties are invited to listen to the call live over the Internet at http://www.viavid.com.  A replay of the call will also be available on this website.

Russ Berrie and Company, Inc. and its wholly-owned subsidiaries design, develop and distribute approximately 8,000 gift, home decor, infant and juvenile products to retailers worldwide.  These products include teddy bears and other stuffed animals, baby gifts, soft baby toys, bibs, mobiles and developmental toys. Also in the Company’s product line are picture frames, candles, figurines, home decor gifts, home fragrance products and a wide variety of seasonal and everyday gifts.

Note: This New Release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to, the Company’s ability to integrate its acquisition of Sassy, to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People Republic of China (“PRC”) authorities with respect to the Company’s PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, issues related to the Company’s new business ventures, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the current and future outlook of the global retail market, and other factors.

—(Financial Tables Follow)—

RUSS BERRIE AND COMPANY, INC.

FINANCIAL SUMMARY

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2003	2002
Net sales	$87,551	$77,602
Cost of sales	39,892	33,716
Gross profit	47,659	43,886
Selling, general and administrative expenses	34,819	30,821
Investment and other income — net	2,099	2,308
Income before taxes	14,939	15,373
Provision for income taxes	4,960	5,437
Net income	$9,979	$9,936
Net income per share:
Basic	$0.49	$0.49
Diluted	$0.48	$0.49
Weighted average shares
Basic	20,548,000	20,332,000
Diluted	20,633,000	20,452,000

Note 1:  The three months ended March 31, 2003 include the results of operations of Sassy, Inc. since its acquisition on July 26, 2002.

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RUSS BERRIE AND COMPANY, INC.

SELECTED BALANCE SHEET DATA

(Unaudited)

(Dollars in thousands)

	March 31,	December 31,	March 31,
	2003	2002	2002

Cash, cash equiv. marketable securities and other investments	$229,028	$225,751	$253,249
Accounts receivable — net	74,788	73,938	65,364
Inventories — net	40,624	44,749	31,597
Other current assets	10,827	11,444	12,694
Property, plant and equipment and other assets	75,807	74,570	30,776
Total assets	$431,074	$430,452	$393,680

Current liabilities	$36,633	$41,561	$32,620
Shareholders’ equity	394,441	388,891	361,060
Total liabilities and shareholders’ equity	$431,074	$430,452	$393,680

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